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                                                           EXHIBIT 99.(d)(i)(BB)


                                    AMENDMENT

                                       TO

                          INVESTMENT ADVISORY AGREEMENT


         This AMENDMENT, dated as of January 13 , 2003 (the "Amendment"), is entered into by and among Lazard Freres & Co. LLC, a New York limited liability company ("LF&Co."), Lazard Asset Management LLC, a Delaware limited liability company ("LAM") and AMR Investment Services Inc., a Delaware Corporation ("Client").

         WHEREAS, LF&Co. and Client are parties to an Investment Management Agreement, dated March 1, 1999 (the "Agreement"), pursuant to which LF&Co., through its asset management division, agreed to provide investment management services to Client, and in consideration thereof, Client agreed to pay certain fees to LF&Co. in accordance with the terms of the Agreement;

         WHEREAS, on January 13, 2003, LF&Co. contributed its asset management business to LAM, and LAM assumed its investment management responsibilities under the Agreement;

         WHEREAS, in connection with the contribution, the parties desire to amend the Agreement to assign, transfer and convey to LAM all of LF&Co.'s rights, duties, liabilities and obligations under the Agreement (the "Assignment"); and

         WHEREAS, Client desires to consent to the Assignment, to release LF&Co. from all rights, duties, liabilities and obligations under the Agreement and to amend the Agreement to reflect this change;

         NOW, THEREFORE, LAM, LF&Co. and Client, in consideration of the premises, covenants and agreements contained herein, do hereby agree, notwithstanding anything to the contrary in the Agreement, as follows:

         1. Assignment. Effective as of the date hereof, LF&Co. hereby assigns, transfers and conveys to LAM, and LAM hereby accepts, assumes and agrees to perform, all of LF&Co.'s rights, duties, liabilities and obligations under the Agreement.

         2. Amendment and Consent. The parties hereto desire to replace all references in the Agreement to "Lazard Freres & Co. LLC" or to "Lazard Asset Management, a division of Lazard Freres &Co. LLC" with "Lazard Asset Management LLC." In connection therewith, Client hereby irrevocably consents to the Assignment and the Amendment and waives all objections thereto, and hereby irrevocably releases and discharges in full LF&Co. and their respective successors, assigns, affiliates, subsidiaries, members, joint ventures, directors, officers, employees and agents (other than LAM), effective as of January 13, 2003, from all of its duties, liabilities and obligations under the Agreement and from any and all causes of actions, claims, rights, suits, liability, demands, obligations, costs, expenses, losses, liens and warranties,



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of every kind and nature whatsoever, whether known or unknown, express or implied, suspected or unsuspected, actual or potential, contingent or fixes, liquidated or unliquidated, arising under the Agreement after this date.

         3. Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof, and each of the parties hereto submits to the non-exclusive jurisdiction of the courts of the State of New York.

         4. Severability. If any provision of this Amendment or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforcable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

         5. Counterpart. This Amendment may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.





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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.



                                  LAZARD FRERES & CO. LLC


                                  By:
                                           ---------------------------------
                                           Name:
                                           Title:



                                  LAZARD ASSET MANAGEMENT LLC


                                  By:
                                           ---------------------------------
                                           Name:
                                           Title:



                                  AMR INVESTMENT SERVICES , INC.


                                  By:
                                           ---------------------------------
                                           Name: William F. Quinn
                                           Title: President


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